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                      June 13, 2023

       Anthony Mifsud
       Chief Financial Officer
       Corporate Office Properties Trust
       6711 Columbia Gateway Drive, Suite 300
       Columbia, MD 21046

                                                        Re: Corporate Office
Properties Trust
                                                            Form 10-K for
fiscal year ended December 31, 2022
                                                            Filed February 24,
2023
                                                            File No. 001-14023

       Dear Anthony Mifsud:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction